Exhibit 99.1

[LOGO]
Gentiva
HEALTH SERVICES
--------------------------------------------------------------------------------

Press Release

Financial and Investor Contact:
         John R. Potapchuk
         631-501-7035
         john.potapchuk@gentiva.com

Media Contact:
         David Fluhrer
         631-501-7102
         516-857-7231
         david.fluhrer@gentiva.com

FOR IMMEDIATE RELEASE

            Gentiva(R) Reports Second Quarter 2004 EPS Increase and
                         Raises 2004 Financial Outlook

Melville, N.Y., July 28, 2004 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation's largest provider of comprehensive home health services, today reported net income of $6.0 million, or $0.22 per diluted share, for the second quarter ended June 27, 2004 compared to $5.2 million, or $0.19 per diluted share, for the corresponding period of fiscal 2003.

      Net income - as adjusted for the second quarter of 2004 was $5.4 million, or $0.20 per diluted share, compared with $3.5 million, or $0.13 per diluted share, for the second quarter of 2003. The 2004 adjusted results exclude a nonrecurring, pre-tax gain of approximately $0.9 million from the sale of Gentiva's investment in a Canadian homecare company. The 2003 adjusted results assume a normalized tax rate of 39%, although the effective tax rate for this period was 7.8% due to the reversal of a portion of Gentiva's deferred tax valuation allowance. (See Supplemental Information for a reconciliation between Net income - as reported and Net income - as adjusted.)

      The Company also announced a revised 2004 financial outlook - excluding special items -- that raises expected full year earnings to a range of $0.64 to $0.67 per diluted share, up from the previous $0.57 to $0.63 per diluted share, and changes full year net revenues to a range of $840 million to $850 million, as compared with the prior range of $835 million to $850 million.

      Second quarter 2004 net revenues were $208.2 million compared with $208.4 million reported in the second quarter of 2003. Gentiva's Medicare revenues for the second quarter of 2004 increased $11.9 million, or 28.3%, over the second quarter of 2003. Medicare revenue growth was driven by an increase in admissions, the contribution of Gentiva's growing specialty services, operational and clinical process enhancements, and higher reimbursement rates compared with the prior year period.

      Revenues from Medicaid and local government sources declined by $3.7 million, or 8.6%, in the second quarter due to a reduction in the Company's participation in certain low-margin, hourly Medicaid and state and county programs. Revenues from the Company's third major payer category - Commercial Insurance and Other - declined by $8.4 million, or 6.8%, due to a reduction in revenue from CIGNA Healthcare.

      For the six months ended June 27, 2004, net income was $15.2 million, or $0.56 per diluted share, compared with $10.4 million, or $0.38 per diluted share, in the first six months of 2003. Net revenues for the first six months of 2004 were $422.2 million versus $410.5 million reported in the same prior year period.

      Results for the first half of 2004 included the second quarter gain on the sale of the Canadian investment as well as first quarter special items related to the favorable settlement of the Company's 1997 Medicare cost reports, net of a revenue adjustment to reflect an industrywide repayment of certain Medicare reimbursements. The Medicare special items contributed $8.0 million to first half 2004 net revenues and income before income taxes.

      First half 2004 net revenues, excluding the special items and revenues from CIGNA, increased $25.8 million, or 10.1%. Revenues from CIGNA, which declined 14.4% in the first half of 2004, represented approximately 31% of Gentiva's total net revenues in the first half of 2004 versus 38% in the comparable period of 2003.

      Net income - as adjusted for the first half of 2004 versus the same period of 2003 was $0.36 versus $0.25 per diluted share, respectively. The 2004 adjusted results exclude the gain on the sale of the Canadian investment and the special items recorded during this period, and the 2003 adjusted results assume a normalized tax rate of 39%.

      "Thanks to the expansion of our sales force, the continued growth of our specialty services and operating improvements within our branch structure, we have shown solid growth in our Medicare business," said Gentiva Chairman and CEO Ron Malone. "We have also reconfigured our CareCentrix(R) managed care provider network to better serve our customers and to drive improvements in operating margins. Furthermore, our CareCentrix model continues to attract interest, as evidenced by the recently announced TriWest Healthcare Alliance contract to serve military personnel and their families in 21 states."

      Malone said that Gentiva's revised 2004 outlook reflects operating performance in the first half of the year, anticipated lower seasonal demand for homecare in the fiscal third quarter, and the reduction in diluted shares resulting from stock repurchases, including 587,000 shares repurchased during the second quarter of 2004.
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                                       3


Non-GAAP Financial Measures

The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its second quarter results during its conference call and live web cast to be held Thursday, July 29, 2004, at 10:00 a.m. Eastern Time. To participate in the call from the United States or Canada, dial: (612) 326-1003. The web cast is an audio only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. To hear the web cast, log onto http://www.gentiva.com/investor/events.asp. This press release is also accessible at the same link, and a transcript of the conference call will be available on the site within 24 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation's largest provider of comprehensive home health services. Gentiva serves patients through more than 350 direct service delivery units within approximately 250 locations in 35 states, and through CareCentrix(R), which manages home healthcare services for many major managed care organizations throughout the United States and delivers them in all 50 states through a network of more than 2,000 third-party provider locations, as well as Gentiva locations. The Company is a single source for skilled nursing; physical, occupational, speech and neuro-rehabilitation services; social work; nutrition; disease management education; and help with daily living activities, as well as other therapies and services. Gentiva's revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva's web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investor.

                            (Tables and notes follow)

        (in 000's, except per share data)                                     2nd Quarter                        Six Months
                                                                             -----------                        ----------
                                                                          2004             2003             2004             2003
                                                                          ----             ----             ----             ----
Statements of Income
        Net revenues                                                   $ 208,248        $ 208,446        $ 422,153        $ 410,462
        Cost of services sold                                            129,910          138,822          260,553          272,072
                                                                       --------------------------        --------------------------
        Gross profit                                                      78,338           69,624          161,600          138,390
        Selling, general and administrative expenses                     (67,809)         (62,341)        (134,178)        (123,594)
        Depreciation and amortization                                     (1,904)          (1,730)          (3,749)          (3,475)
                                                                       --------------------------        --------------------------
        Operating income                                                   8,625            5,553           23,673           11,321
        Gain on sale of Canadian investment                                  946             --                946             --
        Interest income, net                                                 208              139              290              182
                                                                       --------------------------        --------------------------
        Income before income taxes                                         9,779            5,692           24,909           11,503
        Income tax expense                                                (3,814)            (445)          (9,714)          (1,055)
                                                                       --------------------------        --------------------------
        Net income                                                     $   5,965        $   5,247        $  15,195        $  10,448
                                                                       ==========================        ==========================

Earnings per Share
       Net income:
        Basic                                                          $    0.24        $    0.20        $    0.60        $    0.39
                                                                       ==========================        ==========================
        Diluted                                                        $    0.22        $    0.19        $    0.56        $    0.38
                                                                       ==========================        ==========================

       Average shares outstanding:
        Basic                                                             25,068           26,530           25,305           26,613
                                                                       ==========================        ==========================
        Diluted                                                           26,818           27,490           26,967           27,635
                                                                       ==========================        ==========================

Condensed Balance Sheets
  ASSETS                                             Jun 27, 2004   Dec 28, 2003
                                                     ------------   ------------
   Cash, cash equivalents and restricted cash          $101,104        $100,013
   Short-term investments                                10,000          10,000
   Net receivables                                      133,778         132,998
   Deferred tax assets                                   23,210          26,464
   Prepaid expenses and other current assets              7,890           6,524
                                                       ------------------------
        Total current assets                            275,982         275,999

   Fixed assets                                          18,121          15,135
   Deferred tax assets, net                              23,631          28,025
   Other assets                                          14,885          15,929
                                                       ------------------------
       Total assets                                    $332,619        $335,088
                                                       ========================

  LIABILITIES AND SHAREHOLDERS' EQUITY
   Accounts payable                                    $ 12,205        $ 16,079
   Payroll and related taxes                             13,845          12,932
   Medicare liabilities                                  13,331          12,736
   Cost of claims incurred but not reported              28,287          28,525
   Obligations under insurance programs                  36,583          37,200
   Other accrued expenses                                28,742          32,230
                                                       ------------------------
        Total current liabilities                       132,993         139,702

   Other liabilities                                     20,375          18,207
   Shareholders' equity                                 179,251         177,179
                                                       ------------------------
        Total liabilities and
          shareholders' equity                         $332,619        $335,088
                                                       ========================

   Common shares outstanding                             24,859          25,598
                                                       ========================

Note: Cash, cash equivalents and restricted cash includes restricted cash of $21.8 million at June 27, 2004 and December 28,2003.

                                                               Six Months
                                                               ----------
Condensed Statements of Cash Flows                          2004         2003
                                                            ----         ----
       OPERATING ACTIVITIES:
       Net income                                        $  15,195    $  10,448
       Adjustments to reconcile net income to net cash
         provided by operating activities
        Depreciation and amortization                        3,749        3,475
        Provision for doubtful accounts                      3,414        3,608
        Gain on sale of Canadian investment                   (946)        --
        Deferred income taxes                                7,433         --
       Changes in assets and liabilities, net of
       acquisitions/divestitures
        Accounts receivable                                 (4,194)     (11,569)
        Prepaid expenses and other current assets           (1,616)       1,613
        Current liabilities                                 (7,458)       6,358
       Other, net                                              169       (1,200)
                                                         ----------------------
       Net cash provided by operating activities            15,746       12,733
                                                         ----------------------

       INVESTING ACTIVITIES:
       Purchase of fixed assets                             (5,493)      (3,928)
       Proceeds from sale of assets                          4,123          200
       Acquisition of businesses                              --         (1,300)
       Maturities of short-term investments                 10,000       10,035
       Purchase of short-term investments                  (10,000)     (14,900)
                                                         ----------------------
       Net cash used in investing activities                (1,370)      (9,893)
                                                         ----------------------

       FINANCING ACTIVITIES:
       Proceeds from issuance of common stock                1,579          822
       Repurchases of common stock                         (14,702)      (7,857)
       Repayment of capital lease obligations                 (162)        --
                                                         ----------------------
       Net cash used in financing activities               (13,285)      (7,035)
                                                         ----------------------

       Net change in cash, cash equivalents and
        restricted cash                                      1,091       (4,195)
       Cash, cash equivalents and restricted cash
        at beginning of period                             100,013      101,241
                                                         ----------------------
       Cash, cash equivalents and restricted
        cash at end of period                            $ 101,104    $  97,046
                                                         ======================

                                                                                       2nd Quarter                Six Months
                                                                                       -----------                ----------
                                                                                   2004          2003         2004           2003
                                                                                   ----          ----         ----           ----
Supplemental Information
        Net Revenues:
        Medicare (1)                                                            $  53,839     $  41,957     $ 116,441     $  84,525
        Medicaid and other government                                              38,978        42,658        78,145        85,003
        Commercial insurance and other                                            115,431       123,831       227,567       240,934
                                                                                -----------------------     -----------------------
             Total net revenues                                                 $ 208,248     $ 208,446     $ 422,153     $ 410,462
                                                                                =======================     =======================

A reconciliation of net income between as reported and as adjusted, and the related diluted earnings per share amounts follows (2):

        Net income - as reported                                                $   5,965     $   5,247     $  15,195     $  10,448
        Add: income tax expense - as reported (3)                                   3,814           445         9,714         1,055
                                                                                -----------------------     -----------------------
        Income before income taxes - as reported                                    9,779         5,692        24,909        11,503
        Less: Gain on sale of Canadian investment (4)                                (946)         --            (946)         --
        Less: Medicare cost report settlement (1)                                    --            --          (9,003)         --
        Add: Revenue adjustment for estimated Medicare repayment (1)                 --            --           1,000          --
                                                                                -----------------------     -----------------------
        Income before income taxes - as adjusted                                    8,833         5,692        15,960        11,503
        Less: income tax expense - at assumed 39% rate                             (3,445)       (2,220)       (6,224)       (4,486)
                                                                                -----------------------     -----------------------
        Net income - as adjusted                                                $   5,388     $   3,472     $   9,736     $   7,017
                                                                                =======================     =======================

        Diluted Earnings per Share
        Net income - as reported                                                $    0.22     $    0.19     $    0.56     $    0.38
                                                                                =======================     =======================
        Net income - as adjusted                                                $    0.20     $    0.13     $    0.36     $    0.25
                                                                                =======================     =======================

Notes:

1) Medicare revenues for the first six months of fiscal 2004 included approximately $9 million received in settlement of the Company's appeal filed with the U.S. Provider Reimbursement Review Board ("PRRB") related to the reopening of all of its 1997 cost reports net of a $1 million estimated repayment to Medicare in connection with services rendered to certain patients since the inception of the Prospective Payment Reimbursement System in October 2000. In connection with the estimated repayment, the Centers for Medicare & Medicaid Services has determined that homecare providers should have received lower reimbursements for certain services rendered to beneficiaries discharged from inpatient hospitals within fourteen days immediately preceding admission to home healthcare.

2) Although "Net income - as adjusted" is a non-GAAP financial measure, management believes that the presentation of net income as calculated using a normalized tax rate of 39% and excluding the PRRB settlement and the estimated Medicare repayments in the first six months of 2004, as described in Note 1, as well as the second quarter 2004 gain on the sale of Gentiva's investment in a Canadian homecare company, as described in
      Note 4, is a useful adjunct to "Net income - as reported" under GAAP because it measures the Company's performance in a consistent manner between the results for the second quarter and first six months of fiscal years 2004 and 2003. Furthermore, due to the lower effective tax rate for the second quarter and first six months of fiscal 2003 as described in
      Note 3, the presentation of "Net income - as adjusted" incorporates an effective tax rate which is more representative of the Company's normalized rate. Management also believes that the PRRB settlement, net of the Medicare estimated repayment recorded in the first six months of fiscal 2004, should be excluded from "Net income - as adjusted" as these items relate to reimbursement activities from prior periods as described in Note 1. In addition, the gain on the sale of the Canadian investment should be excluded from "Net income - as adjusted," since this is a nonrecurring item. For these reasons, management believes that "Net income
      - as adjusted" is useful to investors. Investors should not view "Net income - as adjusted" as an alternative to the GAAP measure of Net income.

3) For the second quarter and first six months of fiscal 2003, the Company's effective tax rates were 7.8% and 10.1%, respectively. These effective rates were lower than the statutory income tax rate due to the reversal of a portion of the Company's valuation allowance relating to the realization of tax benefits associated with a net operating loss carry forward and other net deferred tax assets. A 39% tax rate is more representative of the Company's normalized tax rate for reporting purposes, and is the rate being utilized for the 2004 periods.

4) Income before income taxes for the second quarter and first six months of 2004 included a gain of approximately $946,000 from the sale of Gentiva's 19.9% interest in a Canadian homecare company to whom Gentiva sold its Canadian operations in November 2000.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for health care reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets the Company operates in; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "risk factors" section contained in the Company's annual report on Form 10-K for the year ended December 28, 2003.

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